PRICING SUPPLEMENT NO. 2273BF Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-184193 Dated November 14, 2014 Deutsche Bank AG Airbag Autocallable Yield Optimization Notes
$4,366,000 Deutsche Bank AG Notes Linked to the Common Stock of Celgene Corporation due November 20, 2015
$3,724,000 Deutsche Bank AG Notes Linked to the Common Stock of Micron Technology, Inc. due November 20, 2015
$2,473,000 Deutsche Bank AG Notes Linked to the Common Stock of Tesla Motors, Inc. due November 20, 2015
$4,030,000 Deutsche Bank AG Notes Linked to the Common Stock of United Continental Holdings, Inc. due November 20, 2015
Investment Description
Airbag Autocallable Yield Optimization Notes (the “Notes”) are unsubordinated and unsecured obligations of Deutsche Bank AG, London Branch (the “Issuer”) with returns linked to the performance of the common stock of a specific company described herein (each, a “Reference Underlying”). Each Note will have a face amount (the “Face Amount”) equal to $1,000. On a monthly basis, Deutsche Bank AG will pay you a coupon (a “Coupon Payment”) regardless of the performance of the applicable Reference Underlying. If the Closing Price of the applicable Reference Underlying on any quarterly Observation Date is greater than or equal to the Initial Price, Deutsche Bank AG will automatically call the Notes and, for each $1,000 Face Amount of Notes, pay you the Face Amount plus the applicable Coupon Payment for that month and no further amounts will be owed to you. If the Notes are not automatically called and the Final Price is greater than or equal to the Conversion Price, Deutsche Bank AG will pay you at maturity a cash payment per $1,000 Face Amount of Notes equal to the Face Amount. However, if the Notes are not automatically called and the Final Price is less than the Conversion Price, Deutsche Bank AG will deliver to you at maturity a number of shares of the applicable Reference Underlying per $1,000 Face Amount of Notes equal to the Face Amount divided by the Conversion Price (the “Share Delivery Amount”), which is expected to have a value of less than the Face Amount and may have no value at all. Investing in the Notes involves significant risks. You may lose some or all of your initial investment. In exchange for receiving the Coupon Payments on the Notes, you are accepting the risk of receiving shares of the applicable Reference Underlying at maturity that are worth less than your initial investment and the credit risk of the Issuer for all payments under the Notes. Generally, the higher the Coupon Rate on the Notes, the greater the risk of loss on such Notes. The contingent repayment of your initial investment applies only if you hold the Notes to maturity. Any payment on the Notes, including any Coupon Payment, any payment upon an automatic call and any repayment of your initial investment at maturity, is subject to the creditworthiness of the Issuer. If the Issuer were to default on its payment obligations, you might not receive any amounts owed to you under the terms of the Notes and you could lose your entire investment.
Features	Key Dates
❑ Income — Regardless of the performance of the applicable Reference Underlying, Deutsche Bank AG will pay you a monthly coupon. In exchange for receiving the Coupon Payments, you are accepting the risk of receiving shares of the applicable Reference Underlying at maturity that are worth less than your initial investment and the credit risk of the Issuer for all payments under the Notes.
❑ Automatically Callable — If the Closing Price of the applicable Reference Underlying on any quarterly Observation Date is greater than or equal to the Initial Price, Deutsche Bank AG will automatically call the Notes and, for each $1,000 Face Amount of Notes, pay you the Face Amount plus the applicable Coupon Payment for that month and no further amounts will be owed to you. If the Notes are not automatically called, investors may have downside market exposure to the applicable Reference Underlying at maturity, subject to any contingent repayment of your initial investment.
❑ Downside Exposure with Contingent Repayment of Your Initial Investment at Maturity — If the Notes are not automatically called and the Final Price is greater than or equal to the Conversion Price, Deutsche Bank AG will pay you at maturity a cash payment per $1,000 Face Amount of Notes equal to the Face Amount, and you will not participate in any increase or decrease in the price of the applicable Reference Underlying. However, if the Notes are not automatically called and the Final Price is less than the Conversion Price, Deutsche Bank AG will deliver to you at maturity a number of shares of the applicable Reference Underlying equal to the Share Delivery Amount per $1,000 Face Amount of Notes, which is expected to have a value of less than the Face Amount and may have no value at all. The contingent repayment of your initial investment only applies if you hold the Notes to maturity. Any payment on the Notes, including any Coupon Payment, any payment upon an automatic call and any repayment of your initial investment at maturity, is subject to the creditworthiness of the Issuer. If the Issuer were to default on its payment obligations, you might not receive any amounts owed to you under the terms of the Notes and you could lose your entire investment.
	Trade Date Settlement Date Observation Dates1 Final Valuation Date1 Maturity Date1 1 See page 4 for additional details	November 14, 2014 November 19, 2014 Quarterly November 16, 2015 November 20, 2015

NOTICE TO INVESTORS: THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL INITIAL INVESTMENT IN THE NOTES AT MATURITY, AND THE NOTES CAN HAVE THE FULL DOWNSIDE MARKET RISK OF THE REFERENCE UNDERLYING. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING AN OBLIGATION OF DEUTSCHE BANK AG. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES. THE NOTES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.
YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 6 OF THIS PRICING SUPPLEMENT AND UNDER “RISK FACTORS” BEGINNING ON PAGE 9 OF THE ACCOMPANYING PRODUCT SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE NOTES.
Note Offering
We are offering four separate Airbag Autocallable Yield Optimization Notes (each, a “Note”). Each Note is linked to the performance of the common stock of a different company, and each has a different Coupon Rate, Initial Price and Conversion Price. The performance of each Note will not depend on the performance of any other Note. The Notes will be issued in minimum denominations equal to $1,000 and integral multiples of $1,000 thereof.
Reference Underlyings	Ticker	Coupon Rate	Initial Price of a Share of the Reference Underlying	Conversion Price	CUSIP/ ISIN
Common stock of Celgene Corporation	CELG	7.60% per annum	$104.05	$88.44, equal to 85.00% of the Initial Price	25156D100 / US25156D1000
Common stock of Micron Technology, Inc.	MU	8.20% per annum	$32.62	$26.10, equal to 80.00% of the Initial Price	25156D209 / US25156D2099
Common stock of Tesla Motors, Inc.	TSLA	7.75% per annum	$258.68	$186.25, equal to 72.00% of the Initial Price	25156D308 / US25156D3089
Common stock of United Continental Holdings, Inc.	UAL	8.00% per annum	$56.10	$40.39, equal to 72.00% of the Initial Price	25156D407 / US25156D4079
See “Additional Terms Specific to the Notes” in this pricing supplement. The Notes will have the terms specified in product supplement BF dated October 5, 2012, the prospectus supplement dated September 28, 2012 relating to our Series A global notes of which the Notes are a part, the prospectus dated September 28, 2012 and this pricing supplement.
For the Notes linked to the common stock of Celgene Corporation, the Issuer’s estimated value of the Notes on the Trade Date is $972.00 per $1,000 Face Amount of Notes. For the Notes linked to the common stock of Micron Technology, Inc., the Issuer’s estimated value of the Notes on the Trade Date is $976.00 per $1,000 Face Amount of Notes. For the Notes linked to the common stock of Tesla Motors, Inc., the Issuer’s estimated value of the Notes on the Trade Date is $980.70 per $1,000 Face Amount of Notes. For the Notes linked to the common stock of United Continental Holdings, Inc., the Issuer’s estimated value of the Notes on the Trade Date is $978.30 per $1,000 Face Amount of Notes. The Issuer’s estimated value of each Note is less than the Issue Price.  Please see “Issuer’s Estimated Value of the Notes” on the following page of this pricing supplement for additional information.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement BF, prospectus supplement or prospectus. Any representation to the contrary is a criminal offense. The Notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.
	Price to Public		Discounts and Commissions(1)		Proceeds to Us
Offering of Notes	Total	Per Note	Total	Per Note	Total	Per Note
Notes linked to the common stock of Celgene Corporation	$4,366,000.00	$1,000.00	$65,490.00	$15.00	$4,300,510.00	$985.00
Notes linked to the common stock of Micron Technology, Inc.	$3,724,000.00	$1,000.00	$55,860.00	$15.00	$3,668,140.00	$985.00
Notes linked to the common stock of Tesla Motors, Inc.	$2,473,000.00	$1,000.00	$37,095.00	$15.00	$2,435,905.00	$985.00
Notes linked to the common stock of United Continental Holdings, Inc.	$4,030,000.00	$1,000.00	$60,450.00	$15.00	$3,969,550.00	$985.00
(1)      For more detailed information about discounts and commissions, please see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.
Deutsche Bank Securities Inc. (“DBSI”) is our affiliate. For more information, see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$14,593,000.00	$1,695.71

UBS Financial Services Inc.	Deutsche Bank Securities

Issuer’s Estimated Value of the Notes

The Issuer’s estimated value of the Notes is equal to the sum of our valuations of the following two components of the Notes: (i) a bond and (ii) an embedded derivative(s). The value of the bond component of the Notes is calculated based on the present value of the stream of cash payments associated with a conventional bond with a principal amount equal to the Face Amount of Notes, discounted at an internal funding rate, which is determined primarily based on our market-based yield curve, adjusted to account for our funding needs and objectives for the period matching the term of the Notes.  The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the Notes, reduces the economic terms of the Notes to you and is expected to adversely affect the price at which you may be able to sell the Notes in any secondary market. The value of the embedded derivative(s) is calculated based on our internal pricing models using relevant parameter inputs such as expected interest and dividend rates and mid-market levels of price and volatility of the assets underlying the Notes or any futures, options or swaps related to such underlying assets. Our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.

The Issuer’s estimated value of the Notes on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the Notes.  The difference between the Issue Price and the Issuer’s estimated value of the Notes on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the Notes through one or more of our affiliates.  Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.

The Issuer’s estimated value of the Notes on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the Notes from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the Notes on the Trade Date. Our purchase price, if any, in secondary market transactions will be based on the estimated value of the Notes determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the Notes and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our Notes for use on customer account statements would generally be determined on the same basis. However, during the period of approximately five months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the Notes on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

Additional Terms Specific to the Notes

You should read this pricing supplement, together with product supplement BF dated October 5, 2012, the prospectus supplement dated September 28, 2012 relating to our Series A global notes of which the Notes are a part and the prospectus dated September 28, 2012. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”) at.www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Product supplement BF dated October 5, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000095010312005311/crt_dp33260-424b2.pdf

♦	Prospectus supplement dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409437/d414995d424b21.pdf

♦	Prospectus dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409372/d413728d424b21.pdf

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offerings to which this pricing supplement relates. Before you invest in the Notes offered hereby, you should read these documents and any other documents relating to these offerings that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and these offerings. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001159508. Alternatively, Deutsche Bank AG, any agent or any dealer participating in these offerings will arrange to send you the prospectus, prospectus supplement, product supplement and this pricing supplement if you so request by calling toll-free 1-800-311-4409.

The trustee has appointed Deutsche Bank Trust Company Americas as its authenticating agent with respect to our Series A global notes.

References to “Deutsche Bank AG,” “we,” “our” and “us” refer to Deutsche Bank AG, including, as the context requires, acting through one of its branches. In this pricing supplement, “Notes” refers to the Airbag Autocallable Yield Optimization Notes that are offered hereby, unless the context otherwise requires. This pricing supplement, together with the documents listed above, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” in this pricing supplement and “Risk Factors” in the accompanying product supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the Notes.

If the terms described in this pricing supplement are inconsistent with those described in the accompanying product supplement, prospectus supplement or prospectus, the terms described in this pricing supplement shall control. All references to “Closing Price” and “Reference Underlying” in this pricing supplement shall be deemed to refer to “Closing Level” and “Underlying,” respectively, as used in the accompanying product supplement.

Investor Suitability

The suitability considerations identified below are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review “Key Risks” on page 6 of this pricing supplement and “Risk Factors” on page 9 of the accompanying product supplement.

The Notes may be suitable for you if, among other considerations:	The Notes may not be suitable for you if, among other considerations:
♦    You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire investment.

♦    You can tolerate the loss of some or all of your investment and are willing to make an investment that may have the full downside market risk of an investment in the Reference Underlying.

♦    You believe the Final Price of the Reference Underlying is not likely to be less than the Conversion Price and, if it is, you can tolerate receiving shares of the Reference Underlying at maturity that are worth less than your initial investment or may have no value at all.

♦    You understand and accept that you will not participate in any increase in the price of the Reference Underlying and that your return is limited to the Coupon Payments.

♦    You are willing to accept the risks of owning equities in general and the Reference Underlying in particular.

♦    You can tolerate fluctuations in the value of the Notes prior to maturity that may be similar to or exceed the downside price fluctuations of the Reference Underlying.

♦    You are willing to invest in the Notes based on the applicable Coupon Rate as set forth on the cover of this pricing supplement.

♦    You are willing to forgo any dividends or any other distributions paid on the Reference Underlying.

♦    You are willing and able to hold the Notes that will be called on any Observation Date on which the Closing Price of the Reference Underlying is greater than or equal to the Initial Price, and you are otherwise willing and able to hold the Notes to the Maturity Date, as set forth on the cover of this pricing supplement, and are not seeking an investment for which there will be an active secondary market.

♦    You are willing to assume the credit risk associated with Deutsche Bank AG, as Issuer of the Notes, and understand that if Deutsche Bank AG defaults on its obligations you might not receive any amounts due to you, including any Coupon Payment, any payment upon an automatic call or any payment of your initial investment at maturity.

♦    You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire investment.

♦    You require an investment designed to provide a full return of your initial investment at maturity.

♦    You cannot tolerate the loss of some or all of your investment or you are unwilling to make an investment that may have the full downside market risk of an investment in the Reference Underlying.

♦    You believe the Final Price of the Reference Underlying is likely to be less than the Conversion Price, which could result in a total loss of your initial investment.

♦    You cannot tolerate receiving shares of the Reference Underlying at maturity that are worth less than your initial investment or may have no value at all.

♦    You seek an investment that participates in any increase in the price of the Reference Underlying or that has unlimited return potential.

♦    You are not willing to accept the risks of owning equities in general and the Reference Underlying in particular.

♦    You cannot tolerate fluctuations in the value of the Notes prior to maturity that may be similar to or exceed the downside price fluctuations of the Reference Underlying.

♦    You are unwilling to invest in the Notes based on the applicable Coupon Rate as set forth on the cover of this pricing supplement.

♦    You are unwilling to forgo any dividends or any other distributions paid on the Reference Underlying.

♦    You are unable or unwilling to hold the Notes that will be called on any Observation Date on which the Closing Price of the Reference Underlying is greater than or equal to the Initial Price, or you are otherwise unable or unwilling to hold the Notes to the Maturity Date, as set forth on the cover of this pricing supplement, or seek an investment for which there will be an active secondary market.

♦    You are unwilling or are unable to assume the credit risk associated with Deutsche Bank AG, as Issuer of the Notes for all payments on the Notes, including any Coupon Payment, any payment upon an automatic call or any payment of your initial investment at maturity.

Final Terms
Issuer	Deutsche Bank AG, London Branch
Issue Price	100% of the Face Amount of Notes
Face Amount	$1,000
Term	Approximately 1 year, subject to a quarterly automatic call
Trade Date	November 14, 2014
Settlement Date	November 19, 2014
Final Valuation Date1	November 16, 2015
Maturity Date1, 2	November 20, 2015
Reference Underlyings
Common stock of Celgene Corporation (Ticker: CELG)
Common stock of Micron Technology, Inc. (Ticker: MU)
Common stock of Tesla Motors, Inc. (Ticker: TSLA)
Common stock of United Continental Holdings, Inc. (Ticker: UAL)

Call Feature
The Notes will be automatically called if the Closing Price of the relevant Reference Underlying on any Observation Date is greater than or equal to the Initial Price. If the Notes are automatically called, Deutsche Bank AG will pay you on the applicable Call Settlement Date a cash payment per $1,000 Face Amount of Notes equal to the Face Amount plus the applicable Coupon Payment otherwise due on such day pursuant to the coupon feature. No further amounts will be owed to you under the Notes.

Observation Dates1	Quarterly, on February 17, 2015, May 15, 2015, August 17, 2015 and November 16, 2015 (the “Final Valuation Date”)
Call Settlement Dates	Two business days following the relevant Observation Date, except the Call Settlement Date for the final Observation Date will be the Maturity Date.
Coupon Payments
Coupons paid monthly in arrears on an unadjusted basis on the Coupon Payment Dates in twelve equal installments based on the Coupon Rate (as set forth below), regardless of the performance of the relevant Reference Underlying unless the Notes are automatically called.

Reference Underlyings:	Coupon Rate:
Common stock of Celgene Corporation	7.60% per annum
Common stock of Micron Technology, Inc.	8.20% per annum
Common stock of Tesla Motors, Inc.	7.75% per annum
Common stock of United Continental Holdings, Inc.	8.00% per annum
Installments
For the Notes linked to the common stock of Celgene Corporation, each installment will be 0.6333% of the Face Amount or $6.3333 per $1,000 Face Amount of Notes.

For the Notes linked to the common stock of Micron Technology, Inc., each installment will be 0.6833% of the Face Amount or $6.8333 per $1,000 Face Amount of Notes.

For the Notes linked to the common stock of Tesla Motors, Inc., each installment will be 0.6458% of the Face Amount or $6.4583 per $1,000 Face Amount of Notes.

For the Notes linked to the common stock of United Continental Holdings, Inc., each installment will be 0.6667% of the Face Amount or $6.6667 per $1,000 Face Amount of Notes.

Coupon Payment Dates1, 2
Coupons will be paid monthly in arrears in twelve equal installments on the coupon payment dates listed below. The last Coupon Payment Date is the Maturity Date, subject to postponement as described in the accompanying product supplement and this pricing supplement.

December 19, 2014
January 20, 2015
February 19, 2015*
March 19, 2015
April 20, 2015
May 19, 2015*
June 19, 2015
July 20, 2015
August 19, 2015*
September 21, 2015
October 19, 2015
November 20, 2015 (the Maturity Date)

*If the Notes are automatically called prior to the Final Valuation Date, the applicable coupon will be paid on the corresponding Call Settlement Date and no further amounts will be paid on the Notes.

Payment at Maturity (per $1,000 Face Amount of Notes)
If the Notes are not automatically called and the Final Price of the relevant Reference Underlying is greater than or equal to the applicable Conversion Price, Deutsche Bank AG will pay you at maturity a cash payment per $1,000 Face Amount of Notes equal to the Face Amount  (in addition to the final Coupon Payment).

If the Notes are not automatically called and the Final Price of the relevant Reference Underlying is less than the applicable Conversion Price, Deutsche Bank AG will deliver to you at maturity a number of shares of the applicable Reference Underlying equal to the Share Delivery Amount per $1,000 Face Amount of Notes (subject to adjustments in the case of certain corporate events as described in the accompanying product supplement).

In this circumstance, the shares of the relevant Reference Underlying delivered as the Share Delivery Amount at maturity are expected to be worth less than your initial investment or may have no value at all.

If you receive the Share Delivery Amount at maturity, we will pay cash in lieu of delivering any fractional shares in an amount equal to that fraction multiplied by the closing price of the Reference Underlying on the Final Valuation Date.

Initial Price
The Closing Price of the relevant Reference Underlying on the Trade Date.

For the Notes linked to the common stock of Celgene Corporation, $104.05.

For the Notes linked to the common stock of Micron Technology, Inc., $32.62.

For the Notes linked to the common stock of Tesla Motors, Inc., $258.68.

For the Notes linked to the common stock of United Continental Holdings, Inc., $56.10.

Final Price	The Closing Price of the relevant Reference Underlying on the Final Valuation Date.
Conversion Price
For the Notes linked to the common stock of Celgene Corporation, $88.44, equal to 85.00% of the Initial Price.

For the Notes linked to the common stock of Micron Technology, Inc., $26.10, equal to 80.00% of the Initial Price.

For the Notes linked to the common stock of Tesla Motors, Inc., $186.25, equal to 72.00% of the Initial Price.

For the Notes linked to the common stock of United Continental Holdings, Inc., $40.39, equal to 72.00% of the Initial Price.

Share Delivery Amount
For the Notes linked to the common stock of Celgene Corporation, 11.3071 shares per $1,000 Face Amount of Notes.

For the Notes linked to the common stock of Micron Technology, Inc., 38.3142 shares per $1,000 Face Amount of Notes.

For the Notes linked to the common stock of Tesla Motors, Inc., 5.3691 shares per $1,000 Face Amount of Notes.

For the Notes linked to the common stock of United Continental Holdings, Inc., 24.7586 shares per $1,000 Face Amount of Notes.

The Share Delivery Amount for each $1,000 Face Amount of Notes is the number of shares of the applicable Reference Underlying equal to (1) the Face Amount divided by (2) the Conversion Price. The Share Delivery Amount is subject to adjustments in the case of certain corporate events as described in the accompanying product supplement.

Closing Price
On any trading day, the last reported sale price of one share of the relevant Reference Underlying on the relevant exchange multiplied by the relevant Stock Adjustment Factor, as determined by the calculation agent.

Stock Adjustment Factor
Initially 1.0 for each Reference Underlying, subject to adjustment for certain actions affecting each Reference Underlying. See “Description of Securities — Anti-Dilution Adjustments for Reference Stock” in the accompanying product supplement.

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT. YOU MAY RECEIVE SHARES AT MATURITY THAT ARE WORTH LESS THAN YOUR INITIAL INVESTMENT OR MAY HAVE NO VALUE AT ALL. ANY PAYMENT ON THE NOTES, INCLUDING ANY COUPON PAYMENT, ANY PAYMENT UPON AN AUTOMATIC CALL AND ANY REPAYMENT OF YOUR INITIAL INVESTMENT AT MATURITY, IS SUBJECT TO THE CREDITWORTHINESS OF THE ISSUER. IN THE EVENT THE ISSUER BECOMES UNABLE TO PAY ITS OBLIGATIONS WHEN DUE, YOU COULD LOSE SOME OR ALL OF YOUR INVESTMENT.

Investment Timeline

Trade Date:	For each Reference Underlying, the Initial Price is observed, the Conversion Price is determined and the Coupon Rate is set.

Monthly (including at maturity):	Deutsche Bank AG pays the applicable coupon.

Quarterly (including the Final Valuation Date):
The Notes will be automatically called if the Closing Price of the relevant Reference Underlying on any Observation Date is greater than or equal to the Initial Price. If the Notes are automatically called, Deutsche Bank AG will pay you on the applicable Call Settlement Date a cash payment per $1,000 Face Amount of Notes equal to the Face Amount plus the applicable Coupon Payment otherwise due on such day pursuant to the coupon feature. No further amounts will be owed to you under the Notes.

Maturity Date:
The Final Price of the relevant Reference Underlying will be determined on the Final Valuation Date.

If the Notes are not automatically called and the Final Price of the relevant Reference Underlying is greater than or equal to the applicable Conversion Price, Deutsche Bank AG will pay you at maturity a cash payment  per $1,000 Face Amount of Notes equal to the Face Amount (in addition to the final Coupon Payment).

If the Notes are not automatically called and the Final Price of the relevant Reference Underlying is less than the applicable Conversion Price, Deutsche Bank AG will deliver to you at maturity a number of shares of the applicable Reference Underlying equal to the Share Delivery Amount per $1,000 Face Amount of Notes (subject to adjustments in the case of certain corporate events as described in the accompanying product supplement).

In this circumstance, the shares of the relevant Reference Underlying delivered as the Share Delivery Amount at maturity are expected to be worth less than your initial investment and may have no value at all.

1	Subject to postponement as described under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.
2
Notwithstanding the provisions under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement, in the event the Final Valuation Date is postponed, the Maturity Date will be the fourth business day after the Final Valuation Date as postponed. If the Maturity Date is postponed, the Coupon Payment due on the Maturity Date will be made on the Maturity Date as postponed, with the same force and effect as if the Maturity Date had not been postponed, but no additional Coupon Payment will accrue or be payable as a result of the delayed payment.

Key Risks

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Reference Underlyings. Some of the risks that apply to an investment in each Note offered hereby are summarized below, but we urge you to read the more detailed explanation of risks relating to the Notes generally in the “Risk Factors” section of the accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes offered hereby.

♦
Your Investment in the Notes May Result in a Loss of Your Initial Investment — The Notes differ from ordinary debt securities in that Deutsche Bank AG will not necessarily pay you the Face Amount of Notes at maturity. We will only pay you the Face Amount of Notes in cash if the Notes are automatically called or if the Final Price of the applicable Reference Underlying is greater than or equal to the Conversion Price at maturity. If the Notes are not automatically called and the Final Price of the applicable Reference Underlying is below the Conversion Price, we will deliver to you a number of shares of the applicable Reference Underlying equal to the Share Delivery Amount per $1,000 Face Amount of Notes instead of the Face Amount in cash. Therefore, if the Final Price of an applicable Reference Underlying is below the Conversion Price, the value of the Share Delivery Amount will decline at a percentage higher than the percentage decline below the Conversion Price as measured from the Initial Price. For example, if the Conversion Price is 80% of the Initial Price and the Final Price is less than the Conversion Price, for each $1,000 Face Amount of Notes, you will lose 1.25% of the Face Amount at maturity for each additional 1.00% that the Final Price is less than the Conversion Price. If you receive shares of the applicable Reference Underlying at maturity, the value of those shares is expected to be less than your initial investment and may have no value at all.

♦
Your Potential Return on the Notes Is Limited to the Face Amount Plus the Coupon Payments and You Should Not Expect to Participate in Any Increase in the Price of the Reference Underlying — The Notes will not pay more than the Face Amount plus the Coupon Payments over the term of the Notes. If the Notes are automatically called, you will not participate in any increase in the price of the Reference Underlying and you will not receive any Coupon Payment after the applicable Call Settlement Date. If the Notes are automatically called on the first Observation Date, the total return on the Notes will be minimal. If the Notes are not automatically called, and the Final Price is greater than or equal to the Conversion Price, you will not participate in any increase in the price of the Reference Underlying and, for each $1,000 Face Amount of Notes, you will receive only the Face Amount (excluding any Coupon Payment). If the Notes are not automatically called and the Final Price is less than the Conversion Price, we will deliver to you at maturity shares of the Reference Underlying, which are expected to be worth less than the Face Amount as of the Maturity Date. Therefore, your return potential on the Notes will be limited to the Coupon Rate and may be less than what your return would be on a direct investment in the Reference Underlying.

♦
Contingent Repayment of Your Initial Investment Applies Only if You Hold the Notes to Maturity — If your Notes are not automatically called, you should be willing to hold your Notes to maturity. If you are able to sell your Notes prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the price of the Reference Underlying is above the Conversion Price.

♦
Higher Coupon Rates Are Generally Associated With a Greater Risk of Loss — Greater expected volatility with respect to the Reference Underlying reflects a higher expectation as of the Trade Date that the price of such Reference Underlying could be less than the Conversion Price on the Final Valuation Date. This greater expected risk will generally be reflected in a higher Coupon Rate for the Notes. However, while the Coupon Rate is set on the Trade Date, the Reference Underlying’s volatility can change significantly over the term of the Notes. The price of the Reference Underlying could fall sharply, which could result in a significant loss of your initial investment.

♦
Reinvestment Risk — If your Notes are automatically called, the holding period over which you would receive any applicable coupon, which is based on the relevant Coupon Rate as specified on the cover hereof, could be as little as three months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable return for a similar level of risk in the event the Notes are automatically called prior to the Maturity Date.

♦
The Notes Are Subject to the Credit of the Issuer — The Notes are unsubordinated and unsecured obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment(s) to be made on the Notes, including any Coupon Payment, any payment upon an automatic call or any repayment of your initial investment provided at maturity, depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. An actual or anticipated downgrade in Deutsche Bank AG’s credit rating or increase in the credit spreads charged by the market for taking the credit risk of the Issuer will likely have an adverse effect on the value of the Notes. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the Notes, and in the event Deutsche Bank AG were to default on its obligations, you might not receive any amount(s) owed to you under the terms of the Notes and you could lose your entire investment.

♦
The Issuer’s Estimated Value of the Notes on the Trade Date Will Be Less Than the Issue Price of the Notes. — The Issuer’s estimated value of the Notes on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the Notes.  The difference between the Issue Price and the Issuer’s estimated value of the Notes on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the Notes through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. The Issuer’s estimated value of the Notes is determined by reference to an internal funding rate and our pricing models. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the Notes, reduces the economic terms of the Notes to you and is expected to adversely affect the price at which you may be able to sell the Notes in any secondary market. In addition, our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.  If at any time a third party dealer were to quote a price to purchase your note or otherwise value your Notes, that price or value may differ materially from the estimated value of the Notes determined by reference to our internal funding rate and pricing models.  This difference is due to, among other things, any difference in funding rates, pricing models or assumptions used by any dealer who may purchase the Notes in the secondary market.

♦
Investing in the Notes Is Not the Same as Investing in the Reference Underlying — The return on your Notes may not reflect the return you would realize if you invested directly in the Reference Underlying. For instance, your return on the Notes is limited to the applicable Coupon Payments you receive, regardless of any increase in the price of the Reference Underlying, which could be significant.

♦
If the Price of the Reference Underlying Changes, the Value of the Notes May Not Change in the Same Manner — The Notes may trade quite differently from the Reference Underlying. Changes in the price of the Reference Underlying may not result in comparable changes in the value of the Notes.

♦
No Dividend Payments or Voting Rights — As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the Reference Underlying would have.

♦
Single Stock Risk — Each Note is linked to the equity securities of a single Reference Underlying. The price of a Reference Underlying can rise or fall sharply due to factors specific to that Reference Underlying and its issuer (the “Reference Underlying Issuer”), such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. We urge you to review financial and other information filed periodically by the Reference Underlying Issuer with the SEC.

♦
The Anti-Dilution Protection Is Limited — The calculation agent will make adjustments to the relevant Stock Adjustment Factor, the Share Delivery Amount and the Payment at Maturity in the case of certain corporate events affecting the Reference Underlying. The calculation agent is not required, however, to make such adjustments in response to all events that could affect the relevant Reference Underlying. If an event occurs that does not require the calculation agent to make an adjustment, the value of the Notes may be materially and adversely affected. In addition, you should be aware that the calculation agent may, at its sole discretion, make adjustments to the relevant Stock Adjustment Factor or any other terms of the Notes that are in addition to, or that differ from, those described in the accompanying product supplement to reflect changes occurring in relation to the Reference Underlying in circumstances where the calculation agent determines that it is appropriate to reflect those changes to ensure an equitable result. Any alterations to the specified anti-dilution adjustments for the Reference Underlying described in the accompanying product supplement may be materially adverse to investors in the Notes. You should read “Description of Securities — Anti-Dilution Adjustments for Reference Stock” in the accompanying product supplement in order to understand the adjustments that may be made to the Notes.

♦
In Some Circumstances, You May Receive the Equity Securities of Another Company and Not the Reference Underlying at Maturity — Following certain corporate events relating to the respective Reference Underlying Issuer where such Reference Underlying Issuer is not the surviving entity, you may receive the equity securities of a successor to the respective Reference Underlying Issuer or any cash or any other assets distributed to holders of the Reference Underlying in such corporate event. The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the Notes. For more information, see the section “Description of Securities — Anti-Dilution Adjustments for Reference Stock” in the accompanying product supplement. Regardless of the occurrence of one or more dilution or reorganization events, you should note that at maturity, for each $1,000 Face Amount of Notes, you will receive an amount in cash from Deutsche Bank AG equal to the Face Amount unless the Final Price of the Reference Underlying is less than the Conversion Price.

♦
There Is No Affiliation Between the Reference Underlying Issuers and Us, and We Have Not Participated in the Preparation of, or Independently Verified, Any Disclosure by Such Reference Underlying Issuers — We are not affiliated with the Reference Underlying Issuers. However, we or our affiliates may currently or from time to time in the future engage in business with the Reference Underlying Issuers. In the course of this business, we or our affiliates may acquire non-public information about the Reference Underlying Issuers, and we will not disclose any such information to you. Nevertheless, neither we nor our affiliates have participated in the preparation of, or independently verified, any information about the Reference Underlyings and the Reference Underlying Issuers. You, as an investor in the Notes, should make your own investigation into the Reference Underlyings and the Reference Underlying Issuers. None of the Reference Underlying Issuers are involved in the Notes offered hereby in any way and none of them have any obligation of any sort with respect to your Notes. None of the Reference Underlying Issuers have any obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your Notes.

♦
Past Performance of the Reference Underlying Is No Guide to Future Performance — The actual performance of the Reference Underlying may bear little relation to the historical closing prices of the Reference Underlying, and may bear little relation to the hypothetical return examples set forth elsewhere in this pricing supplement. We cannot predict the future performance of the Reference Underlying. The common stock of United Continental Holdings, Inc. and Tesla Motors, Inc. commenced trading on October 1, 2010 and June 29, 2010, respectively, and therefore have limited performance histories.

♦
Assuming No Changes in Market Conditions and Other Relevant Factors, the Price You May Receive for Your Notes in Secondary Market Transactions Would Generally Be Lower Than Both the Issue Price and the Issuer’s Estimated Value of the Notes on the Trade Date — While the payment(s) on the Notes described in this pricing supplement is based on the full Face Amount of your Notes, the Issuer’s estimated value of the Notes on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the Notes. The Issuer’s estimated value of the Notes on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market at any time.  Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the Notes from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the Notes on the Trade Date.  Our purchase price, if any, in secondary market transactions would be based on the estimated value of the Notes determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the Notes and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our Notes for use on customer account statements would generally be determined on the same basis. However, during the period of approximately five months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the Notes on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

In addition to the factors discussed above, the value of the Notes and our purchase price in secondary market transactions after the Trade Date, if any, will vary based on many economic and market factors, including our creditworthiness, and cannot be predicted with accuracy. These changes may adversely affect the value of your Notes, including the price you may receive in any secondary market transactions. Any sale prior to the Maturity Date could result in a substantial loss to you.  The Notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Notes to maturity.

♦
The Notes Will Not Be Listed and There Will Likely Be Limited Liquidity — The Notes will not be listed on any securities exchange. There may be little or no secondary market for the Notes. We or our affiliates intend to act as market makers for the Notes but are not required to do so and may cease such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the Notes when you wish to do so or at a price advantageous to you. Because we do not expect other dealers to make a secondary market for the Notes, the price at which you may be able to sell your Notes is likely to depend on the price, if any, at which we or our affiliates are willing to buy the Notes. If, at any time, we or our affiliates do not act as market makers, it is likely that there would be little or no secondary market in the Notes. If you have to sell your Notes prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss, even in cases where the price of the Reference Underlying has increased since the Trade Date.

♦
Many Economic and Market Factors Will Affect the Value of the Notes — While we expect that, generally, the price of the Reference Underlying will affect the value of the Notes more than any other single factor, the value of the Notes prior to maturity will also be affected by a number of other factors that may either offset or magnify each other, including:

♦	the expected volatility of the Reference Underlying;

♦	the time remaining to maturity of the Notes;

♦	the market price and dividend rates of the Reference Underlying and the stock market generally;

♦	the real and anticipated results of operations of the Reference Underlying Issuer;

♦	actual or anticipated corporate reorganization events, such as mergers or takeovers, which may affect the Reference Underlying Issuer;

♦	interest rates and yields in the market generally and in the markets of the Reference Underlying;

♦	geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events that affect the Reference Underlying or markets generally;

♦	supply and demand for the Notes; and

♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

♦
Trading and Other Transactions by Us or Our Affiliates, or UBS AG or Its Affiliates, in the Equity and Equity Derivative Markets May Impair the Value of the Notes — We or one or more of our affiliates expect to hedge our exposure from the Notes by entering into equity and equity derivative transactions, such as over-the-counter options, futures or exchange-traded instruments. We, UBS AG or our or their affiliates may also engage in trading in instruments linked or related to the Reference Underlying on a regular basis as part of our or their general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Such trading and hedging activities may affect the price of the Reference Underlying and make it less likely that you will receive a positive return on your investment in the Notes. It is possible that we, UBS AG or our or their affiliates could receive substantial returns from these hedging and trading activities while the value of the Notes declines. We, UBS AG or our or their affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Reference Underlying. Introducing competing products into the marketplace in this manner could adversely affect the value of the Notes. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies related to the Notes.

♦
Potential Deutsche Bank AG Impact on Price — Trading or transactions by Deutsche Bank AG or its affiliates in the Reference Underlying and/or over-the-counter options, futures or other instruments with returns linked to the performance of the Reference Underlying may adversely affect the price of the Reference Underlying and therefore the value of the Notes.

♦
We, Our Affiliates or Our Agents, or UBS AG or Its Affiliates, May Publish Research, Express Opinions or Provide Recommendations That Are Inconsistent with Investing in or Holding the Notes. Any Such Research, Opinions or Recommendations Could Adversely Affect the Stock Price of the Reference Underlying and the Value of the Notes — We, our affiliates or our agents, or UBS AG or its affiliates, may publish research from time to time on financial markets and other matters that could adversely affect the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by us, our affiliates or our agents ,or UBS AG or its affiliates, may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the Notes and the Reference Underlying to which the Notes are linked.

♦
Potential Conflicts of Interest — Deutsche Bank AG and its affiliates may engage in business with the Underlying Issuers, which may present a conflict between the obligations of Deutsche Bank AG and you, as a holder of the Notes. We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent, hedging our obligations under the Notes and determining the Issuer’s estimated value of the Notes on the Trade Date and the price, if any, at which we or our affiliates would be willing to purchase the Notes from you in secondary market transactions. In performing these roles, our economic interests and those of our affiliates are potentially adverse to your interests as an investor in the Notes. The calculation agent will determine, among other things, all values, prices and levels required to be determined for the purposes of the Notes on any relevant date or time. The calculation agent also has some discretion about certain adjustments to the Stock Adjustment Factor and the Share Delivery Amount and will be responsible for determining whether a market disruption event has occurred and whether the Notes are automatically called. Any determination by the calculation agent could adversely affect the return on the Notes.

♦
There Is Substantial Uncertainty Regarding the U.S. Federal Income Tax Consequences of an Investment in the Notes —There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Notes, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the Notes are uncertain, and the IRS or a court might not agree with the treatment of the Notes as Put Options secured by Deposits, as described below under “What Are the Tax Consequences of an Investment in the Notes?” If the IRS were successful in asserting an alternative treatment for the Notes, the tax consequences of ownership and disposition of the Notes could be materially and adversely affected. In addition, as described below under “What Are the Tax Consequences of an Investment in the Notes?”, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the Notes would be viewed as similar to the typical prepaid forward contract described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the Notes (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Scenario Analysis and Hypothetical Examples of Payment upon an Automatic Call or at Maturity

The following table and hypothetical examples below illustrate the payment upon an automatic call or at maturity for a hypothetical range of performances of a Reference Underlying. The following examples and table are hypothetical and provided for illustrative purposes only. They do not purport to be representative of every possible scenario concerning increases or decreases in the price of the relevant Reference Underlying relative to its Initial Price. We cannot predict the Closing Price of the relevant Reference Underlying on any of the Observation Dates (including the Final Valuation Date). You should not take these examples as an indication or assurance of the expected performance of the relevant Reference Underlying. You should consider carefully whether the Notes are suitable to your investment goals. The numbers in the examples and table below have been rounded for ease of analysis and it has been assumed that no event affecting the Reference Underlying has occurred during the term of the Notes that would cause the calculation agent to adjust the Stock Adjustment Factor or the Share Delivery Amount.

The following examples and table illustrate the payment at maturity or upon an automatic call per $1,000 Face Amount of Notes on a hypothetical offering of Notes based on the following assumptions*:

Term:	Approximately 1 year, subject to an earlier automatic call
Hypothetical Coupon Rate **:	6.00% per annum (or $5.00 per month)
Hypothetical Initial Price:	$100.00 per share
Hypothetical Conversion Price:	$80.00 (80.00% of the hypothetical Initial Price)
Hypothetical Share Delivery Amount***:	12.50 shares per $1,000 Face Amount of Notes ($1,000 / Conversion Price of $80.00)
Face Amount:	$1,000
Dividend yield on the Reference Underlying****:	1.00% of the Initial Price (based on 1.00% per annum)

*
Actual Coupon Rate with respect to the Coupon Payments, Initial Price and Conversion Price with respect to each Note are set forth in the “Final Terms” and on the cover of this pricing supplement and the actual Share Delivery Amount with respect to each Note is set forth in the “Final Terms.”

**	Coupon Payments will be paid monthly in arrears during the term of the Notes on an unadjusted basis unless earlier called.

***
If you receive the Share Delivery Amount at maturity, we will pay cash in lieu of delivering any fractional shares in an amount equal to that fraction multiplied by the closing price of the Reference Underlying on the Final Valuation Date.

****
Assumed dividend yield to be received by holders of the Reference Underlying during the term of the Notes. The hypothetical dividend yield is used for illustrative purposes only and is not an indication of the dividend history or future dividend payments on the Reference Underlying. Holders of the Notes will not be entitled to any dividend payments made on the Reference Underlying.

Scenario 1: The Notes are called on the first Observation Date.

Since the Notes are called on the first Observation Date, Deutsche Bank AG will pay you on the applicable Call Settlement Date a cash payment of $1,005.00 per $1,000 Face Amount of Notes, reflecting the Face Amount plus the applicable Coupon Payment.

Taking into account the Coupon Payments of $10.00 paid in respect of the prior Coupon Payment Dates, Deutsche Bank AG will have paid you a total of $1,015.00 per $1,000 Face Amount of Notes, representing a 1.50% return on the Notes.  No further amount will be owed to you under the Notes.

Payment upon automatic call:	$1,000.00
Coupon Payments:	$15.00	($5.00 × 3 = $15.00)
Total:	$1,015.00
Total Return on the Notes:	1.50%

Scenario 2: The Notes are called on the third Observation Date.

Since the Notes are called on the third Observation Date, Deutsche Bank AG will pay you on the applicable Call Settlement Date a cash payment of $1,005.00 per $1,000 Face Amount of Notes, reflecting the Face Amount plus the applicable Coupon Payment.

Taking into account the Coupon Payments of $40.00 paid in respect of the prior Coupon Payment Dates, Deutsche Bank AG will have paid you a total of $1,045.00 per $1,000 Face Amount of Notes, representing a 4.50% return on the Notes.  No further amount will be owed to you under the Notes.

Payment upon automatic call:	$1,000.00
Coupon Payments:	$45.00	($5.00 × 9 = $45.00)
Total:	$1,045.00
Total Return on the Notes:	4.50%

Scenario 3: The Notes are NOT called and the Final Price is greater than or equal to the hypothetical Conversion Price of $80.00.

Since the Notes are not automatically called and the Final Price is greater than or equal to the hypothetical Conversion Price of $80.00, Deutsche Bank AG will pay you at maturity a cash payment of $1,005.00 per $1,000 Face Amount of Notes, reflecting the Face Amount plus the applicable Coupon Payment. Taking into account the Coupon Payments of $55.00 paid in respect of the prior Coupon Payment Dates, Deutsche Bank AG will have paid you a total of $1,060.00 per $1,000 Face Amount of Notes, representing a 6.00% return on the Notes.

If the Closing Price of the Reference Underlying on the Final Valuation Date is $90.00 (a decline of 10.00%):

Payment at Maturity:	$1,000.00
Coupons:	$60.00	($5.00 × 12 = $60.00)
Total:	$1,060.00
Total return on the Notes:	6.00%

In this example, the total return on the Notes is 6.00% while the total return on the Reference Underlying would be a loss of 9.00% if you invested in the Reference Underlying directly (including dividends).

Scenario 4: The Notes are NOT called and the Final Price of the Reference Underlying is less than the hypothetical Conversion Price of $80.00.

Since the Final Price of the Reference Underlying is less than the hypothetical Conversion Price of $80.00, Deutsche Bank AG will deliver to you at maturity a number of shares of the Reference Underlying equal to the Share Delivery Amount for every $1,000 Face Amount of Notes you hold and will pay cash at the closing price of the Reference Underlying on the Final Valuation Date for any fractional shares included in the Share Delivery Amount. The value of shares received at maturity and the total return on the Notes at that time depends on the closing price of the Reference Underlying on the Maturity Date, and will likely result in a loss of some or all of your initial investment. At maturity, Deutsche Bank will also pay you the applicable Coupon Payment of $5.00 per $1,000 Face Amount of Notes. Taking into account the Coupon Payments of $55.00 paid in respect of the prior Coupon Payment Dates, Deutsche Bank AG will have paid you a total of $60.00 of Coupon Payments per $1,000 Face Amount of Notes.

If the Final Price and the closing price of the Reference Underlying on the Maturity Date are both $50.00 (a decline of 50.00%):

Value on the Maturity Date of shares of the Reference Underlying received:	$600.00	(12.00 shares × $50.00)
Amount of cash received for fractional shares at the Final Price:	$25.00	(0.50 shares × $50.00)
Coupons:	$60.00	($5.00 × 12 = $60.00)
Total:	$685.00
Total return on the Notes:	-31.50%

In this example, the total return on the Notes is a loss of 31.50% while the total return on the Reference Underlying would be a loss of 49.00% if you invested in the Reference Underlying directly (including dividends).

Reference Underlying		The Hypothetical Final Price is Greater Than or Equal to the Hypothetical Conversion Price and There Was No Prior Automatic Call		The Hypothetical Final Price Is Less Than the Hypothetical Conversion Price and There Was No Prior Automatic Call
Hypothetical Final Price	Stock Price Return	Total Payment at Maturity + Coupon Payments(1)	Total Return on the Notes at Maturity(2)	Value of the Share Delivery Amount(3)	Value of Share Delivered at Maturity + Coupon Payments(4)	Total Return on the Notes at Maturity(2)
$150.00	50.00%	$1,060.00	6.00%	N/A	N/A	N/A
$145.00	45.00%	$1,060.00	6.00%	N/A	N/A	N/A
$140.00	40.00%	$1,060.00	6.00%	N/A	N/A	N/A
$135.00	35.00%	$1,060.00	6.00%	N/A	N/A	N/A
$130.00	30.00%	$1,060.00	6.00%	N/A	N/A	N/A
$125.00	25.00%	$1,060.00	6.00%	N/A	N/A	N/A
$120.00	20.00%	$1,060.00	6.00%	N/A	N/A	N/A
$115.00	15.00%	$1,060.00	6.00%	N/A	N/A	N/A
$110.00	10.00%	$1,060.00	6.00%	N/A	N/A	N/A
$105.00	5.00%	$1,060.00	6.00%	N/A	N/A	N/A
$100.00	0.00%	$1,060.00	6.00%	N/A	N/A	N/A
$95.00	-5.00%	$1,060.00	6.00%	N/A	N/A	N/A
$90.00	-10.00%	$1,060.00	6.00%	N/A	N/A	N/A
$85.00	-15.00%	$1,060.00	6.00%	N/A	N/A	N/A
$80.00	-20.00%	$1,060.00	6.00%	N/A	N/A	N/A
$75.00	-25.00%	N/A	N/A	$937.50	$997.50	-0.25%
$70.00	-30.00%	N/A	N/A	$875.00	$935.00	-6.50%
$65.00	-35.00%	N/A	N/A	$812.50	$872.50	-12.75%
$60.00	-40.00%	N/A	N/A	$750.00	$810.00	-19.00%
$55.00	-45.00%	N/A	N/A	$687.50	$747.50	-25.25%
$50.00	-50.00%	N/A	N/A	$625.00	$685.00	-31.50%
$40.00	-60.00%	N/A	N/A	$500.00	$560.00	-44.00%
$30.00	-70.00%	N/A	N/A	$375.00	$435.00	-56.50%
$20.00	-80.00%	N/A	N/A	$250.00	$310.00	-69.00%
$10.00	-90.00%	N/A	N/A	$125.00	$185.00	-81.50%
$0.00	-100.00%	N/A	N/A	$0.00	$60.00	-94.00%

(1)	Payment consists of the Face Amount plus hypothetical Coupon Payments of 6.00% per annum.

(2)	The total return on the Notes at maturity includes hypothetical Coupon Payments of 6.00% per annum.

(3)
The value of the Share Delivery Amount consists of the shares included in the Share Delivery Amount multiplied by the closing price of the Reference Underlying on the Maturity Date. If you receive the Share Delivery Amount at maturity, we will pay cash in lieu of delivering any fractional shares in an amount equal to that fraction multiplied by the closing price of the Reference Underlying on the Final Valuation Date. For purposes of this hypothetical return table, the Closing Price of one share of the Reference Underlying on the Maturity Date is deemed to be the same as the hypothetical Final Price as of the Final Valuation Date.

(4)
The actual value of the payment consists of the market value of a number of shares of the Reference Underlying equal to the Share Delivery Amount, valued and delivered as of the Maturity Date with fractional shares paid in cash at the closing price of the Reference Underlying on the Final Valuation Date, plus the Coupon Payments received during the term of the Notes.

Information about the Reference Underlyings

All disclosures contained in this pricing supplement regarding each Reference Underlying are derived from publicly available information. Neither Deutsche Bank AG nor any of its affiliates has participated in the preparation of, or verified, such information about any Reference Underlying contained in this pricing supplement. You should make your own investigation into each Reference Underlying.

Included on the following pages is a brief description of each Reference Underlying Issuer. We obtained the historical closing price information set forth below from Bloomberg L.P., and we have not participated in the preparation of, or verified, such information. You should not take the historical closing prices of the Reference Underlyings as an indication of future performance. Each of the Reference Underlyings is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file certain financial and other information specified by the SEC periodically. Information filed by the Reference Underlying Issuers with the SEC can be reviewed electronically through a web site maintained by the SEC. The address of the SEC’s web site is http://www.sec.gov. Information filed with the SEC by the Reference Underlying Issuers under the Exchange Act can be located by reference to its SEC file number provided below.

In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

Celgene Corporation

According to publicly available information, Celgene Corporation is a biopharmaceutical company primarily engaged in the discovery, development and commercialization of therapies designed to treat cancer and immune-inflammatory related diseases. Information filed by Celgene Corporation with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-34912, or its CIK Code: 0000816284. The common stock of Celgene Corporation is traded on the NASDAQ Stock Market under the symbol “CELG.”

Historical Information

The following table sets forth the quarterly high and low closing prices for the common stock of Celgene Corporation, based on daily closing prices on the primary exchange for the common stock of Celgene Corporation, as reported by Bloomberg L.P. The closing price of Celgene Corporation’s common stock on November 14, 2014 was $104.05.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
10/1/2009	12/31/2009	$28.66	$25.11	$27.84
1/1/2010	3/31/2010	$32.51	$27.39	$30.98
4/1/2010	6/30/2010	$31.70	$25.41	$25.41
7/1/2010	9/30/2010	$29.23	$24.51	$28.81
10/1/2010	12/31/2010	$31.48	$27.78	$29.57
1/1/2011	3/31/2011	$30.01	$24.75	$28.77
4/1/2011	6/30/2011	$30.48	$27.68	$30.16
7/1/2011	9/30/2011	$32.78	$25.93	$30.96
10/1/2011	12/31/2011	$34.01	$30.11	$33.80
1/1/2012	3/31/2012	$39.25	$33.61	$38.76
4/1/2012	6/30/2012	$40.15	$29.73	$32.08
7/1/2012	9/30/2012	$38.64	$31.48	$38.20
10/1/2012	12/31/2012	$41.04	$35.65	$39.36
1/1/2013	3/31/2013	$57.96	$40.55	$57.96
4/1/2013	6/30/2013	$65.09	$56.10	$58.46
7/1/2013	9/30/2013	$77.31	$59.46	$76.97
10/1/2013	12/31/2013	$85.39	$72.23	$84.48
1/1/2014	3/31/2014	$85.97	$69.65	$69.80
4/1/2014	6/30/2014	$86.80	$68.45	$85.88
7/1/2014	9/30/2014	$96.21	$83.13	$94.78
10/1/2014	11/14/2014*	$108.25	$86.38	$104.05

*
As of the date of this pricing supplement, available information for the fourth calendar quarter of 2014 includes data for the period through November 14, 2014. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2014.

The graph below illustrates the performance of the common stock of Celgene Corporation from November 14, 2009 through November 14, 2014, based on information from Bloomberg L.P., and we have not participated in the preparation of, or verified, such information. The graph shows the Conversion Price of $88.44, equal to 85.00% of $104.05, which was the closing price of Celgene Corporation’s common stock on November 14, 2014. Past performance of the Reference Underlying is not indicative of the future performance of the Reference Underlying.

Micron Technology, Inc.

According to publicly available information, Micron Technology, Inc. manufactures and markets a range of DRAM, NAND Flash and NOR Flash memory, as well as other memory technologies, packaging, solutions and semiconductor systems for use in computing, consumer, networking, automotive, industrial, embedded and mobile products. Information filed by Micron Technology, Inc. with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-10658, or its CIK Code: 0000723125. The common stock of Micron Technology, Inc. is traded on the NASDAQ Stock Market under the symbol “MU.” Prior to December 30, 2009, the common stock of Micron Technology, Inc. was traded on the New York Stock Exchange.

Historical Information

The following table sets forth the quarterly high and low closing prices for the common stock of Micron Technology, Inc., based on daily closing prices on the primary exchange for the common stock of Micron Technology, Inc., as reported by Bloomberg L.P. The closing price of Micron Technology, Inc.’s common stock on November 14, 2014 was $32.62.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
10/1/2009	12/31/2009	$10.64	$6.58	$10.56
1/1/2010	3/31/2010	$11.22	$8.44	$10.39
4/1/2010	6/30/2010	$11.30	$8.40	$8.49
7/1/2010	9/30/2010	$8.89	$6.47	$7.21
10/1/2010	12/31/2010	$8.66	$6.94	$8.02
1/1/2011	3/31/2011	$11.80	$8.28	$11.46
4/1/2011	6/30/2011	$11.80	$7.20	$7.48
7/1/2011	9/30/2011	$8.09	$5.04	$5.04
10/1/2011	12/31/2011	$6.74	$4.33	$6.29
1/1/2012	3/31/2012	$8.88	$6.75	$8.10
4/1/2012	6/30/2012	$8.10	$5.39	$6.31
7/1/2012	9/30/2012	$6.89	$5.62	$5.99
10/1/2012	12/31/2012	$6.84	$5.16	$6.35
1/1/2013	3/31/2013	$10.04	$6.63	$9.98
4/1/2013	6/30/2013	$14.34	$9.10	$14.33
7/1/2013	9/30/2013	$17.62	$12.47	$17.47
10/1/2013	12/31/2013	$23.14	$16.56	$21.76
1/1/2014	3/31/2014	$25.49	$20.67	$23.66
4/1/2014	6/30/2014	$32.95	$21.13	$32.95
7/1/2014	9/30/2014	$34.64	$29.68	$34.26
10/1/2014	11/14/2014*	$33.94	$27.03	$32.62

*
As of the date of this pricing supplement, available information for the fourth calendar quarter of 2014 includes data for the period through November 14, 2014. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2014.

The graph below illustrates the performance of the common stock of Micron Technology, Inc. from November 14, 2009 through November 14, 2014, based on information from Bloomberg L.P., and we have not participated in the preparation of, or verified, such information. The graph shows the Conversion Price of $26.10, equal to 80.00% of $32.62, which was the closing price of Micron Technology, Inc.’s common stock on November 14, 2014. Past performance of the Reference Underlying is not indicative of the future performance of the Reference Underlying.

Tesla Motors, Inc.

According to publicly available information, Tesla Motors, Inc. designs, develops, manufactures and sells electric vehicles and electric vehicle powertrain components. Information filed by Tesla Motors, Inc. with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-34756, or its CIK Code: 0001318605. The common stock of Tesla Motors, Inc. is traded on the NASDAQ Stock Market under the symbol “TSLA.”

Historical Information

The following table sets forth the quarterly high and low closing prices for the common stock of Tesla Motors, Inc., based on daily closing prices on the primary exchange for the common stock of Tesla Motors, Inc., as reported by Bloomberg L.P. The closing price of Tesla Motors, Inc.’s common stock on November 14, 2014 was $258.68.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
6/29/2010*	6/30/2010	$23.89	$23.83	$23.83
7/1/2010	9/30/2010	$21.98	$15.80	$20.26
10/1/2010	12/31/2010	$35.47	$20.05	$26.63
1/1/2011	3/31/2011	$28.45	$21.83	$27.70
4/1/2011	6/30/2011	$30.14	$24.65	$29.13
7/1/2011	9/30/2011	$29.73	$21.95	$24.39
10/1/2011	12/31/2011	$34.94	$23.66	$28.56
1/1/2012	3/31/2012	$37.94	$22.79	$37.24
4/1/2012	6/30/2012	$38.01	$27.56	$31.29
7/1/2012	9/30/2012	$35.96	$26.10	$29.28
10/1/2012	12/31/2012	$35.28	$27.33	$33.87
1/1/2013	3/31/2013	$39.48	$32.91	$37.89
4/1/2013	6/30/2013	$110.30	$40.50	$107.43
7/1/2013	9/30/2013	$193.42	$109.10	$193.42
10/1/2013	12/31/2013	$193.00	$120.50	$150.38
1/1/2014	3/31/2014	$254.84	$139.34	$208.45
4/1/2014	6/30/2014	$240.06	$178.59	$240.06
7/1/2014	9/30/2014	$286.04	$215.40	$242.68
10/1/2014	11/14/2014**	$260.62	$221.67	$258.68

*
The common stock of Tesla Motors, Inc. commenced trading on June 29, 2010 and therefore has a limited performance history. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated for the second calendar quarter of 2010 are for the shortened period from June 29. 2010 through June 30, 2010.

**
As of the date of this pricing supplement, available information for the fourth calendar quarter of 2014 includes data for the period through November 14, 2014. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2014.

The graph below illustrates the performance of the common stock of Tesla Motors, Inc. from June 29, 2010 through November 14, 2014, based on information from Bloomberg L.P., and we have not participated in the preparation of, or verified, such information. The graph shows the Conversion Price of $186.25, equal to 72.00% of $258.68, which was the closing price of Tesla Motors, Inc.’s common stock on November 14, 2014. Past performance of the Reference Underlying is not indicative of the future performance of the Reference Underlying.

United Continental Holdings, Inc.

According to publicly available information, United Continental Holdings, Inc. is a holding company with its principal, wholly-owned subsidiary being United Airlines, Inc., which owns and operates airlines that transport people and cargo. Information filed by United Continental Holdings, Inc. with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-06033, or its CIK Code: 0000100517. The common stock of United Continental Holdings, Inc. is traded on the New York Stock Exchange under the symbol “UAL.”

Historical Information

The following table sets forth the quarterly high and low closing prices for the common stock of United Continental Holdings, Inc., based on daily closing prices on the primary exchange for the common stock of United Continental Holdings, Inc., as reported by Bloomberg L.P. The closing price of United Continental Holdings, Inc.’s common stock on November 14, 2014 was $56.10.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
10/1/2010*	12/31/2010	$29.53	$23.27	$23.82
1/1/2011	3/31/2011	$27.48	$22.17	$22.99
4/1/2011	6/30/2011	$26.68	$19.79	$22.63
7/1/2011	9/30/2011	$23.03	$16.61	$19.38
10/1/2011	12/31/2011	$21.24	$15.53	$18.87
1/1/2012	3/31/2012	$24.97	$17.48	$21.50
4/1/2012	6/30/2012	$25.17	$20.58	$24.33
7/1/2012	9/30/2012	$24.82	$17.78	$19.50
10/1/2012	12/31/2012	$24.19	$19.21	$23.38
1/1/2013	3/31/2013	$32.50	$23.95	$32.01
4/1/2013	6/30/2013	$34.75	$28.66	$31.29
7/1/2013	9/30/2013	$36.25	$27.71	$30.71
10/1/2013	12/31/2013	$39.83	$29.65	$37.83
1/1/2014	3/31/2014	$49.18	$37.73	$44.63
4/1/2014	6/30/2014	$48.05	$39.20	$41.07
7/1/2014	9/30/2014	$51.74	$38.62	$46.79
10/1/2014	11/14/2014**	$56.76	$40.55	$56.10

*
On October 1, 2010, Continental Airlines, Inc. merged with United Air Lines, Inc. by becoming a wholly-owned subsidiary of United Continental Holdings, Inc., the holding company of United Airlines, Inc. The common stock of United Continental Holdings, Inc. commenced trading on the New York Stock Exchange on October 1, 2010 and therefore has a limited performance history.

**
As of the date of this pricing supplement, available information for the fourth calendar quarter of 2014 includes data for the period through November 14, 2014. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2014.

The graph below illustrates the performance of the common stock of United Continental Holdings, Inc. from October 1, 2010 through November 14, 2014, based on information from Bloomberg L.P., and we have not participated in the preparation of, or verified, such information. The graph shows the Conversion Price of $40.39, equal to 72.00% of $56.10, which was the closing price of United Continental Holdings, Inc.’s common stock on November 14, 2014. Past performance of the Reference Underlying is not indicative of the future performance of the Reference Underlying.

What Are the Tax Consequences of an Investment in the Notes?

Due to the lack of direct legal authority, there is substantial uncertainty regarding the U.S. federal income tax consequences of an investment in the Notes. Our special tax counsel, Davis Polk & Wardwell LLP, believes that it is reasonable to treat a Note for U.S. federal income tax purposes as a put option (the “Put Option”) written by you to us with respect to the applicable Reference Underlying, secured by a cash deposit equal to the Issue Price of the Note (the “Deposit”), which will have an annual yield based on our cost of borrowing, as shown below. Our special tax counsel has advised, however, that it is unable to conclude that it is more likely than not that this treatment will be upheld, and that alternative treatments are possible that could materially and adversely affect the timing and character of income or loss on your Notes. If this treatment is respected, only a portion of each Coupon Payment will be attributable to interest on the Deposit; the remainder will represent premium attributable to your grant of the Put Option (“Put Premium”).

Under this treatment, if you purchase the Notes at issuance for their Issue Price, (a) interest on the Deposit will be taxed as ordinary interest income, while the Put Premium will not be taken into account prior to the taxable disposition of the Notes (including pursuant to an automatic call or at maturity), (b) if upon an automatic call or at maturity you receive cash equal to the Face Amount of your Notes and the applicable Coupon Payment, you will recognize short-term capital gain in an amount equal to the total Put Premium received, and (c) if at maturity you receive the Reference Underlying, you generally will not recognize gain or loss with respect to the Put Premium or the Reference Underlying received; instead, the total Put Premium will reduce your basis in the Reference Underlying received.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the Notes would be viewed as similar to the typical prepaid forward contract described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect.

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the Notes.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the Notes.

For a discussion of certain German tax considerations relating to the Notes, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the Notes (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Consistent with the position described above, below are the portions of each Coupon Payment that we intend, in determining our reporting and withholding responsibilities (if any), to treat as attributable to interest on the Deposit and to Put Premium:
Reference Underlying	Coupon Rate per annum	Interest on Deposit per annum	Put Premium per annum
Common stock of Celgene Corporation	7.60%	0.52%	7.08%
Common stock of Micron Technology, Inc.	8.20%	0.52%	7.68%
Common stock of Tesla Motors, Inc.	7.75%	0.52%	7.23%
Common stock of United Continental Holdings, Inc.	8.00%	0.52%	7.48%

Supplemental Plan of Distribution (Conflicts of Interest)

UBS Financial Services Inc. and its affiliates, and Deutsche Bank Securities Inc., acting as agents for Deutsche Bank AG, will receive or allow as a concession or reallowance to other dealers discounts and commissions of $15.00 per $1,000 Face Amount of Notes. We have agreed that UBS Financial Services Inc. may sell all or part of the Notes that it purchases from us to investors at the price to public indicated on the cover of this pricing supplement or to its affiliates at the price to public indicated on the cover of this pricing supplement minus a concession not to exceed the discounts and commissions indicated on the cover. DBSI, one of the agents for these offerings, is our affiliate. Because DBSI is both our affiliate and a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”), the underwriting arrangement for these offerings must comply with the requirements of FINRA Rule 5121 regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. In accordance with FINRA Rule 5121, DBSI may not make sales in these offerings of the Notes to any of its discretionary accounts without the prior written approval of the customer. See “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to the Issuer, when the Notes offered by this pricing supplement have been executed and issued by the Issuer and authenticated by the authenticating agent, acting on behalf of the trustee, pursuant to the senior indenture, and delivered against payment as contemplated herein, such Notes will be valid and binding obligations of the Issuer, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by German law, Davis Polk & Wardwell LLP has relied, without independent investigation, on the opinion of Group Legal Services of Deutsche Bank AG, dated as of September 28,

2012, filed as an exhibit to the letter of Davis Polk & Wardwell LLP, and this opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Group Legal Services of Deutsche Bank AG. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the senior indenture and the authentication of the Notes by the authenticating agent and the validity, binding nature and enforceability of the senior indenture with respect to the trustee, all as stated in the letter of Davis Polk & Wardwell LLP dated September 28, 2012, which has been filed as an exhibit to the registration statement referred to above.